Exhibit 99.1

Splash Beverage Group Reports Second Quarter 2021 Results

SPLASH BEVERAGE GROUP INC.

Tue, August 17, 2021, 8:00 AM

Robust Revenue Growth Q-over-Q and Year-over-Year

$SBEV - Splash Beverage Group, Inc.

Splash Beverage Group, Inc. Product Line

$SBEV - Splash Beverage Group, Inc.

Splash Beverage Group, Inc. Q-o-Q Revenue Growth

Splash Beverage Group, Inc. Q-o-Q Revenue Growth

Fort Lauderdale, Florida, Aug. 17, 2021 (GLOBE NEWSWIRE) -- Splash Beverage Group, Inc. (NYSE American: SBEV) (“Splash” or the “Company”), a portfolio company of leading beverage brands, today announced the filing of its second quarter 2021 Report on Form 10-Q for the three months ended June 30, 2021 with the Securities and Exchange Commission on August 16, 2021.

Highlights from the report include:

●	Uplisted to NYSE American & Closed on approximately $15 Million Gross Proceeds Capital Raise

In June, Splash Beverage Group uplisted to the NYSE American stock exchange and closed on an underwritten public offering of 3.75 million shares of common stock and warrants to purchase up to 3.75 million shares of common stock at a public offering price of $4.00 per share and accompanying warrant. The warrants which trade on the NYSE American under the symbol “SBEV WS” have an exercise price of $4.60 per share and expire five years from issuance. With gross proceeds of approximately $15 million before deducting underwriting discounts and commissions and other estimated offering expenses, the Company now has funding for the next 12 months of operations, and therefore no longer has a growing concern risk.

●	Robust Quarter-over-Quarter Revenue Growth with ~700% Year-Over-Year

Revenues for the quarter ended June 30, 2021, were $3,287,760, an increase of $870,059 or 36% over the prior quarter ended March 30, 2021. Q2 2021 revenues increased by 696% or $2,875,031 from $412,729 in Q2 2020.

●	>900% Year-Over-Year Revenue Growth in First Six Months

Revenues in the first six months of 2021 grew to $5,426,684, an increase of $4,902,132 or 934% over $524,732 in the first six months of 2020.

“We’re seeing market penetration and growth across all of our brands and expect continued robust revenue increases through the end of 2021 and beyond. We reiterate our previous revenue guidance for 2021 of $15.97 million, a four-fold increase over 2020. With a strong balance sheet and our NYSE uplisting, Splash Beverage group achieved significant milestones in the second quarter which serve as a solid base for future growth,” stated Robert Nistico, CEO of Splash.

The full 10-Q Quarterly Report can be found here: https://bit.ly/3xRMJgQ

Follow Splash Beverage Group on Twitter: www.twitter.com/SplashBev

About Splash Beverage Group, Inc.

Splash Beverage Group specializes in manufacturing, distribution, sales & marketing of various beverages across multiple channels. SBEV operates in both the non-alcoholic and alcoholic beverage segments which they believe leverages efficiencies and dilutes risk.

SBEV believes its business model is unique as it ONLY develops/accelerates brands it perceives to have highly visible pre-existing brand awareness or pure category innovation.

Forward-Looking Statement

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation inability to enter into a definitive agreement with respect to the proposed transaction or to complete the transactions contemplated by the non-binding term sheet, matters discovered by the parties as they complete their respective due diligence investigation of the other. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Contact Information:

Splashbeveragegroup.com

info@splashbeveragegroup.com

954-745-5815

SOURCE: Splash Beverage Group, Inc.

Attachments

●	$SBEV - Splash Beverage Group, Inc.
●	$SBEV - Splash Beverage Group, Inc.